Exhibit 10.2.(2).(e)

AMENDMENT TO A. H. BELO CORPORATION

1995 EXECUTIVE COMPENSATION PLAN

(as Restated to Incorporate Amendments through December 4, 1997)

WHEREAS, in connection with the proposed transaction contemplated by the Agreement and Plan of Merger among Belo Corp. (the “Company”), Gordon Co., Inc. and Delta Acquisition Corp., dated as of June 12, 2013 (the “Merger Agreement”), the Compensation Committee of the Board of Directors of the Company is hereby amending Section 12 of the A. H. Belo Corporation 1995 Executive Compensation Plan (as Restated to Incorporate Amendments through December 4, 1997) (the “Plan”), as permitted by Section 16 of the Plan, in order to ensure that the treatment of the stock options to acquire shares of Company common stock as provided under Section 2.3 of the Merger Agreement is consistent with the terms of the Plan.

NOW THEREFORE, the Plan is hereby amended as follows:

The following is hereby added at the end of Section 12 of the Plan:

Moreover, in the event of any such transaction or event, the Committee in is discretion may provide in substitution for any or all outstanding Awards under this Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection with such substitution the surrender of all Awards so replaced.

Except as expressly modified hereby, the terms and provisions of the Plan shall remain in full force and effect.